Exhibit 10.13

MONITRONICS INTERNATIONAL, INC.
2017 CASH INCENTIVE PLAN
(As Amended and Restated January 1, 2019)
2020-2021 PERFORMANCE-BASED CASH AWARD AGREEMENT

THIS PERFORMANCE-BASED CASH AWARD AGREEMENT (this "Agreement") is made as of March 31, 2019 (the "Grant Date"), by and between MONITRONICS INTERNATIONAL, INC., a Texas corporation (the "Company"), and the person signing as "Grantee" on the signature page hereof (the "Grantee").

The Company has adopted the Monitronics International, Inc. 2017 Cash Incentive Plan, as amended and restated effective January 1, 2019 (as has been or may hereafter be amended, the "Plan"), a copy of which is attached hereto as Exhibit A and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

The LTIP Committee and the Compensation Committee of the Board of Directors of Ascent Capital have determined that it would be in the interest of the Company to grant a cash award to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in accordance with the terms of the Employment Agreement (as defined below) and in order to provide the Grantee with additional remuneration for services rendered and to increase the Grantee's personal interest in the continued success and progress of the Company and Ascent Capital.

The Company and the Grantee therefore agree as follows:

1.Definitions. The following terms, when used in this Agreement, have the following meanings:

"2020 Vesting Cycle" means the twelve (12) month period beginning on January 1, 2020.

"2021 Vesting Cycle" means the twelve (12) month period beginning on January 1, 2021.

"Accelerated Earned Amounts" has the meaning specified in Section 20 of this Agreement.

"Cause" has the meaning specified in the Employment Agreement.

"Close of Business" means, on any day, 5:00 p.m., Denver, Colorado time.

"Committee Certification Date" has the meaning specified in Section 3(c) of this Agreement.

"Disability" has the meaning specified in the Employment Agreement.

"Earned Amounts" has the meaning specified in Section 3(c) of this Agreement.

"Employment Agreement" means that certain Employment Agreement, dated August 25, 2015, by and between Ascent Capital and Jeffery R. Gardner.

"Key Performance Indicators" means the performance metrics as established by the LTIP Committee for each of the 2020 Vesting Cycle and 2021 Vesting Cycle which shall be provided to the Grantee prior to March 31st of 2020 and 2021, respectively.

"Vesting Cycle" means each of the 2020 Vesting Cycle and 2021 Vesting Cycle.

"Vesting Date" has the meaning specified in Section 3(d) of this Agreement.

"Vesting Notification" has the meaning specified in Section 3(c) of this Agreement.

"Termination With Good Reason" has the meaning specified in the Employment Agreement.

2.    Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date a cash award representing the right to receive the amount in cash set forth on Schedule 1, subject to the conditions and restrictions set forth below and in the Plan (the "Cash Award").

3.    Achievement of Key Performance Indicators; Vesting; Forfeiture of Cash Award.

(a)Subject to Section 7.l(b) of the Plan and to earlier vesting in accordance with Section 20, the Cash Award will be earned and vest, in whole or in part, only in accordance with the conditions stated in this Section 3.

(b)The Cash Award shall vest based on the achievement and satisfaction of Key Performance Indicators, as determined and certified by the LTIP Committee.

(c)No later than sixty (60) days following the end of each Vesting Cycle (each a "Committee Certification Date"), the LTIP Committee will measure the Grantee's performance against the Key Performance Indicators applicable to such Vesting Cycle. The LTIP Committee will then promptly notify (a "Vesting Notification") the Grantee regarding the portion of the Cash Award, if any, that has been earned (each such portion, the "Earned Amount") pursuant to this Section 3 as of the Committee Certification Date applicable to such Vesting Cycle. If the Key Performance Indicators are satisfied with respect to a Vesting Cycle, up to 50% of the Cash Award may be earned in respect of such Vesting Cycle (up to a total of 100% of the Cash Award between both Vesting Cycles), subject to the LTIP Committee's sole discretion and determination as of the Committee Certification Date. Any portion of the Cash Award that remains outstanding and unearned as of each Committee Certification Date relating to the applicable Vesting Cycle will automatically be forfeited as of the Close of Business on such Committee Certification Date. Upon forfeiture of any portion of the Cash Award pursuant to Section 2 or this Section 3, such portion of the Cash Award will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto. The amount earned on a Committee Certification Date will be immediately vested as of such Committee Certification Date (each, the "Vesting Date"); provided, however, that in no event will Grantee become vested in more than 100% of the Earned Amounts.

(d)Notwithstanding the foregoing, the Grantee will not vest, pursuant to this Section 3, in any of the Earned Amounts which the Grantee would otherwise vest in with respect to a given Vesting Date if the Grantee has not been continuously employed by the Company or any of its Subsidiaries from the Grant Date through such Vesting Date. Notwithstanding the foregoing, if any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date.

4.    Settlement of Earned Amounts. Settlement of Earned Amounts or Accelerated Earned Amounts that vest in accordance with Section 3 or Section 20, respectively, shall be made in accordance with Section 6.

5.    Mandatory Withholding for Taxes. To the extent that the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the Cash Award granted to the Grantee or the vesting or settlement thereof, the Grantee must make arrangement satisfactory to the Company to make payment to the Company or its designee of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the "Required Withholding Amount"). To the extent such withholding is required, the Company shall withhold from the cash amounts represented by the Earned Amounts or Accelerated Earned Amounts and otherwise deliverable to the Grantee an amount, which as of the date the obligation to withhold arises, is equal to the Required Withholding Amount.

6.    Delivery by the Company. The Company will pay to the Grantee, subject to the withholding referred to in Section 5, an amount of cash equal to the portion of the Earned Amounts or Accelerated Earned Amounts that vests pursuant to Section 3 or Section 20 as soon as practicable after such amounts vest (but in no event later than sixty (60) days thereafter). Such payment will be deemed effected when a check from the Company, payable to the Grantee and in the amount equal to the amount of the cash owed, has been delivered personally to the Grantee or deposited in the United States mail, addressed to the Grantee, or has been deposited via direct deposit to the bank account designated by the Grantee by such means as the Company may prescribe.

7.    Nontransferability of the Cash Award. The Cash Award is not transferable (either voluntarily or involuntarily) before or after the Grantee's death, except as follows: (a) during the Grantee's lifetime, pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the LTIP Committee; or (b) after the Grantee's death, to the Beneficiary named on Exhibit B hereto. Any person to whom the Cash Award is transferred in accordance with the provisions of the preceding sentence shall take such Cash Award subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee. Statements of holdings reflecting the portion of the Cash Award that has been earned and vested may be delivered only to the Grantee (or during the Grantee's lifetime, to the Grantee's court appointed legal representative) or to a person to whom the Cash Award has been transferred in accordance with this Section 7.

8.    Adjustments; Early Vesting in Certain Events.

(a)The Cash Award will be subject to adjustment (including, without limitation, as to the cash amount subject to the Cash Award) in such manner as the LTIP Committee, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 7.4(b) of the Plan following the Grant Date.

(b)Subject to Section 20, in the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the Cash Award may vest in accordance with Section 7.l(b) of the Plan.

9.    Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally, electronically, or sent by United States first class mail, postage prepaid and addressed as follows:

Monitronics International, Inc.
1990 Wittington Place
Farmers Branch, Texas 75234
Attn: General Counsel

With a copy, which shall not constitute notice, to:
Monitronics International, Inc.
1990 Wittington Place
Farmers Branch, Texas 75234
Attn: Chief People Officer

Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, electronically, or will be sent by United States first class mail, postage prepaid, to the Grantee's address as listed in the records of the Company on the date of this Agreement, unless the Company has received written notification from the Grantee of a change of address.

10.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the LTIP Committee as contemplated by Section 7.9(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee,

(a)this Agreement may be amended or supplemented from time to time as approved by the LTIP Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company's stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b)subject to any required action by the Board or the stockholders of the Company, the Cash Award granted under this Agreement may be canceled by the LTIP Committee and a new Award made in substitution therefor, provided, that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Cash Award to the extent then earned or vested.

11.    Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the LTIP Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Grantee's employment at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.

12.    Nonalienation of Benefits. Except as provided in Section 7 and prior to vesting of the Earned Amounts or Accelerated Earned Amounts, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

13.    Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

14.    Construction. References in this Agreement to "this Agreement" and the words "herein," "hereof," "hereunder" and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and will be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the LTIP Committee thereunder. All decisions of the LTIP Committee upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

15.    Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be deemed to be an original, but all of them together represent the same agreement.

16.    Rules by LTIP Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the LTIP Committee may adopt from time to time hereafter.

17.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee, with respect to the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Sections 7 and 12, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

18.    Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company.

19.    Code Section 409A Compliance. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements ("Section 409A"), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A (or to provide that the Cash Award is exempt from Section 409A) shall be deemed to impair a benefit under this Agreement. If any portion of the benefits to be provided pursuant to this Agreement constitute deferred compensation subject to Section 409A, then, to the extent required by Section 409A, if Grantee is a "specified employee" within the meaning of Section 409A, any amounts payable on account of Grantee's separation from service will not be paid until the date that is six months and one day following such separation from service or, if earlier, the date of Grantee's death.

20.    Change in Control.

(a)If the Grantee's employment with the Company or any of its Subsidiaries terminates and such termination constitutes a Termination With Good Reason (as such term is defined in the Employment Agreement) or a Termination Without Cause (as such term is defined in the Employment Agreement), and such termination occurs within twelve (12) months following a Change in Control (i) prior to the Committee Certification Date relating to the 2020 Vesting Cycle, 100% of the Cash Award (i.e., the maximum amount that may be earned between both Vesting Cycles) will vest fully on the date of such termination; or (ii) following the Committee Certification Date relating to the 2020 Vesting Cycle but prior to the Committee Certification Date relating to the 2021 Vesting Cycle, 50% of the Cash Award (i.e., the maximum amount that may be earned in respect of the 2021 Vesting Cycle) will vest fully on the date of such termination. The portion of the Cash Award that vests pursuant to this Section 20(a) shall be referred to as the "Accelerated Earned Amounts". For the avoidance of doubt, if the Grantee's Termination With Good Reason or Termination Without Cause occurs on or following the Committee Certification Date relating to an applicable Vesting Cycle, the Grantee shall be entitled to only that portion of the Cash Award, if any, that has been earned pursuant to Section 3 as of the Committee Certification Date as it pertains to such Vesting Cycle.

(b)    For purposes of this Section 20, "Change in Control" means any of the following that otherwise meets the definition of a "change in ownership," a "change in effective control" or a "change in ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A:

(1)
the acquisition by any person or group (excluding John C. Malone and/or any family member(s) of John C. Malone and/or any trust or investment vehicle controlled by such persons or the holdings of which are for the primary benefit of any of such persons (collectively, the "Permitted Holders")) of ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company;

(2)
the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(3)
the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company or the replacement of a majority of the Company's Board of Directors during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the date of appointment or election.

21.    Forfeiture for Misconduct and Repayment of Certain Amounts. If the Grantee holds the office of Vice President or above as of the Grant Date, and if (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (ii) in the reasonable judgment of the LTIP Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the LTIP Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the LTIP Committee, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. "Forfeitable Benefits" includes any and all cash received by the Grantee upon the vesting during the Misstatement Period of any portion of this Award held by the Grantee. "Misstatement Period" means the twelve (12)-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.

MONITRONICS INTERNATIONAL, INC.

By:

Name:	William E. Niles

Title:	EVP

ACCEPTED:

Jeffery R. Gardner, Grantee

Address:

SSN:

Exhibit A to Performance-Based Cash Award Agreement
dated as of March 31, 2019 between
Monitronics International, Inc. and Grantee

Monitronics International, Inc. 2017 Cash Incentive Plan
(As Amended and Restated January 1, 2019)

Exhibit B to Performance-Based Cash Award Agreement
dated as of March 31, 2019 between
Monitronics International, Inc. and Grantee

Designation of Beneficiary

I, __________ _______________ (the “Grantee”) hereby declare that upon my death ____________________________ (the “Beneficiary”) of
Name
________________________________________________________ ,
Street Address     City    State    Zip Code
who is my _______________________________________, will be entitled to the
Relationship to the Grantee

Cash Award and all other rights accorded the Grantee by the above-referenced grant agreement (the
“Agreement”).

It is understood that this Designation of Beneficiary is made pursuant to the Agreement and is subject to the conditions stated herein, including the Beneficiary's survival of the Grantee's death. If any such condition is not satisfied, such rights will devolve according to the Grantee's will or the laws of descent and distribution.

It is further understood that all prior designations of beneficiary under the Agreement are hereby revoked and that this Designation of Beneficiary may only be revoked in writing, signed by the Grantee, and filed with the LTIP Committee prior to the Grantee's death.

____________________________ Date	____________________________ Grantee

Schedule 1
to
Monitronics Performance-Based Cash Award Agreement

Total Cash Award: $500,000 ($250,000 allocated to 2020 performance and $250,000 allocated to 2021 performance.